Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Siebel Systems, Inc.:

We consent to incorporation by reference in the registration statements on Form S-3 (No. 333-47062) and Forms S-8 (Nos. 333-07983, 333-22763, 333-40437, 333-53369, 333-72969, 333-85007, 333-94243, 333-41792, 333-49986, 333-51018, 333-52998, 333-55406, 333-59526, 333-72218, 333-75052, 333-106671 and 333-118979) of Siebel Systems, Inc. of our report dated January 30, 2004, except for Note 2, as to which the date is February 11, 2005, relating to the consolidated balance sheets of Siebel Systems, Inc. and subsidiaries as of December 31, 2002 and 2003, and the related consolidated statements of operations and comprehensive income (loss), stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003 annual report on Form 10-K/A, Amendment No. 1, of Siebel Systems, Inc.

Our report refers to the restatement of the financial statements for all periods presented to correct the Company's accounting for rent-related obligations incurred in connection with operating lease commitments that include escalating lease schedules. Our report also refers to a change in the method of accounting for goodwill.

/s/ KPMG LLP

Mountain View, California
February 11, 2005